Exhibit 10.10

AMENDMENT NUMBER ONE TO THE
LOWE’S COMPANIES
BENEFIT RESTORATION PLAN

THIS AMENDMENT NUMBER ONE to the Lowe’s Companies Benefit Restoration Plan, as amended and restated effective January 1, 2008 (the “Plan”), is hereby adopted by Lowe’s Companies, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, in accordance with Code Section 409A, participant elections to defer compensation under the Plan must be made prior to the beginning of the plan year in which the compensation is earned unless the compensation is performance-based compensation earned for a performance period of at least twelve months in duration in which case deferral elections must be made at least six months prior to the end of such performance period; and

WHEREAS, the administrative practice under the Plan is to solicit deferral elections from participants for fiscal year bonuses in the month of June prior to the end of the fiscal year such that deferral elections for bonuses earned during the fiscal year ending January 30, 2009 (“FY2008”) would ordinarily be made in June 2008; and

WHEREAS, at its meeting on February 21, 2008, the Committee adopted a bonus plan for FY2008 that consists of two performance periods of six months each, with separate performance goals and awards after the end of each six month performance period; and

WHEREAS, because the performance period under the bonus plan for FY 2008 are less than twelve months in duration, any bonuses paid under the plan will not constitute performance-based compensation within the meaning of Code Section 409A, and participants may not elect during 2008 to defer any portion of their FY2008 bonuses under the Plan; and

WHEREAS, the Company believes that it is in the best interest of participants and the Company to provide a Company contribution to the Plan for FY2008 that is equal to the matching contribution participants would have received if they had been permitted to defer FY2008 bonuses under the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:
1.

Effective as of January 1, 2008, a new Section 6(c) shall be added to the Plan, to read as follows:

(c)	Company Contribution for Fiscal Year 2008 Bonuses.

(1)
First Half Bonus.  The Company shall credit to the Account of each employee eligible to participate in the Plan for the Plan Year beginning January 1, 2008, a Company contribution in an amount equal to the Company Matching Contribution that would have been credited to such employee’s Account if the employee had deferred under the Plan, in accordance with Section 5, an amount equal to (A) 6% of any bonus earned by the employee during the first half of the fiscal year beginning February 2, 2008, minus (B) the amount of such bonus credited to the employee’s account under the 401(k) Plan as a Salary Deferral Contribution.

(2)
Second Half Bonus.  The Company shall credit to the Account of each employee eligible to participate in the Plan for the Plan Year beginning January 1, 2009, a Company contribution in an amount equal to (A) the Company Matching Contribution that would have been credited to such employee’s Account if the employee had deferred under the Plan, in accordance with Section 5, an amount equal to 6% of any bonus earned by the employee during the second half of the fiscal year beginning February 2, 2008, minus (B) the amount of such bonus credited to the employee’s account under the 401(k) Plan as a Salary Deferral Contribution.

(3)
Timing of Company Contribution.  Any Company contribution credited to a Participant’s Account in accordance with this Section 6(c) shall be credited on the date that the corresponding Company Match Contribution under the 401(k) Plan is (or would have been) allocated to the Participant’s account under the 401(k) Plan.

IN WITNESS WHEREOF, this Amendment Number One has been executed on the date shown below, but effective as of the dates specified herein.

LOWE’S COMPANIES, INC.

/s/  Maureen Ausura
By:      Maureen Ausura
Title:      Senior Vice President, Human Resources
Date:       April 7, 2008